EX 99.28(p)(24)

Equity Research Addendum to Securities Disclosure Policy

Issued by:
Securities Disclosure Compliance

Applies to:
Equity Research and certain other Standard & Poor’s and McGraw-Hill personnel who support Equity Research Services

Publication date:
7 September 2010

Effective date:
7 September 2010

Last amended date:
30 December 2010

For further instructions see:
Securities Disclosure Compliance intranet
site
Equity Research Services employees are required to comply with this policy and guidelines. Failure to comply may result in disciplinary action up to and including termination of employment.

Addendum – Additional Notes for Equity Research
The information below is specific to Equity Research employees. Section numbers refer to the section referenced in the Standard & Poor’s Securities Disclosure Policy. In the event of any conflict between this addendum and the Policy, this addendum shall govern.

4.	Restrictions

4.3.	Securities Disclosure Profile
The following are descriptions for Levels specific to Equity Research.

4.3.1.	Level 1 – General Influence and Access to Material Non-Public Information

Level 1 includes Employees in senior leadership positions who have the potential to influence STARS Rankings or Sector outlooks across all Sectors, and who have access or potential access to Material Non-Public Information across all Sectors.

4.3.2.	Level 2 – Specific Influence and Access to Material Non-Public Information

Level 2 includes Employees who have the potential to influence STARS Rankings or Sector outlooks in one or more Sector(s) and who have access or potential access to Material Non-Public Information in one or more Sector(s).

4.3.3.	Level 3 – No Influence but Access to Material Non-Public Information
Level 3 includes Employees who do not have influence on STARS Rankings or Sector outlooks, but have access or potential access to Material Non-Public Information in one or more Sector(s).

4.3.4.	Level 4 – No Influence nor Access to Material Non-Public Information
Level 4 includes Employees who do not have influence on STARS Rankings or Sector outlooks, and do not have access or potential access to Material Non-Public Information.

4.4.	Restrictions Based on Your Securities Disclosure Profile
The following are restrictions that apply to Employees in each Level, specific to Equity Research.

4.4.1.	Restrictions on Level 1

Equity Research Employees in Level 1 and their Immediate Family members are restricted from Holding, buying, or selling short any individual Securities or Sector Funds. Securities held or traded in an Account owned by a Blind Trust are exempt from these restrictions. Purchase of McGraw-Hill Securities is permitted.

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4.4.2.	Restrictions on Level 2
The following Level 2 Equity Research Employees and their Immediate Family members are subject to restrictions on Holding, buying, or selling short, as follows:

For Equity Analysts: Any Security in the Sub-Industry group(s), or Sector Fund within the associated Sector(s) covered by the Equity Analyst.

For Group Heads: Any Security in the Sub-Industry group(s), or Sector Fund within the associated Sector(s) covered by Equity Analysts under the Group Head’s supervision.

For Strategists: Any Sector Fund.

Securities held or traded in an Account owned by a Blind Trust are exempt from these Holding restrictions.

All Equity Research Level 2 Employees and their Immediate Family members are subject to restrictions on trading, as follows:

(1)	Any Security of a company until one (1) full trading day has elapsed after that company is added to STARS Coverage.
(2)	Any Security of a company until one (1) full trading day has elapsed after that company is removed from STARS Coverage.
(3)	Any Security of a company until one (1) full trading day has elapsed after the STARS Ranking of that company’s equity is changed.
(4)	Any Security of a company until one (1) full trading day has elapsed after the target price of that company’s equity is changed.
(5)
Any Security of a company highlighted in PowerPicks, Focus Stocks, Top 10 and other Equity Research articles and publications until one (1) full trading day has elapsed after publication of the article.

Securities held or traded in an Account owned by a Blind Trust or in a Third-Party Discretionary Account are exempt from these event-driven trading restrictions.

4.4.3.	Restrictions on Level 3
	Equity Research Employees in Level 3 and their Immediate Family members are subject to restrictions on trading, as follows:

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(1)	Any Security of a company until one (1) full trading day has elapsed after that company is added to STARS Coverage.
(2)	Any Security of a company until one (1) full trading day has elapsed after that company is removed from STARS Coverage.
(3)	Any Security of a company until one (1) full trading day has elapsed after the STARS Ranking of that company’s equity is changed.
(4)	Any Security of a company until one (1) full trading day has elapsed after the target price of that company’s equity is changed.
(5)
Any Security of a company highlighted in PowerPicks, Focus Stocks, Top 10 and other Equity Research articles and publications until one (1) full trading day has elapsed after publication of the article.

Securities held or traded in an Account owned by a Blind Trust or in a Third-Party Discretionary Account are exempt from these event-driven trading restrictions.

4.4.4.	Restrictions on Level 4
Equity Research Employees in Level 4 and their Immediate Family members have no additional restrictions beyond those listed in Section 4.2.

11.	Definitions

The terms below are in addition to those defined in the Standard & Poor’s Securities Disclosure Policy. For the purposes of this Addendum to the Policy, the terms below shall have the following meanings:

“Equity Analyst” shall mean an Equity Research Services employee assigned primary analytical responsibility for companies in a specific Sector(s).

“Group Head” shall mean an Equity Research Services Employee who oversees a group of Equity Analysts.

“STARS Coverage” shall mean the ongoing assignment of a STARS Ranking to a company.

“STARS Ranking” shall mean the ranking of one star to five stars assigned to a specific company stock in the Equity Research Services stock appreciation ranking system.

“Strategist” shall mean an Equity Research Services Employee involved in the production of editorial content (e.g., thematic articles) as well as issuing opinions on industries, Sectors and market trends, but not assigned primary analytical responsibility for companies in a certain Sector(s).

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